Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK REIT ANNOUNCES STOCKHOLDER APPROVAL OF PLAN OF LIQUIDATION

NEW YORK, NY, January 3, 2017 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT), announced that, at the Company’s special meeting of stockholders held today, that over 99 percent of the shares of NYRT common stock that voted on the proposal to approve the Plan of Liquidation and Dissolution of the Company (the "Plan of Liquidation" or the "Plan") voted in favor of the proposal, with more than a majority of the outstanding shares approving, and therefore, the Plan was approved.

“We are pleased with the outcome of today’s vote, and I would like to thank all of NYRT’s stockholders for their support throughout this process,” said Randolph C. Read, Chairman of the Board of Directors of NYRT (the “Board”). “We look forward to executing the plan of liquidation with the goal of maximizing value for all stockholders expeditiously.”

The Company also noted that, at its annual meeting of stockholders held on December 30, 2016, all nine existing directors were reelected to the Board.

About NYRT
NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; the Company’s ability to complete asset sales and realize the results of its plan of liquidation; the timing of and the amount of proceeds of asset sales; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT’s latest Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on February 26, 2016, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 9, 2016, and the Definitive Proxy Statement on Schedule 14A with respect to the plan of liquidation filed with the SEC on December 21, 2016, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Media:	Investors:
Jonathan Keehner	Michael A. Happel	Matthew Furbish
Mahmoud Siddig	CEO and President	Director, Investor
Joele Frank, Wilkinson Brimmer Katcher	New York REIT, Inc.	Relations
jkeehner@joelefrank.com	mhappel@nyrt.com	New York REIT, Inc.
msiddig@joelefrank.com	(212) 415-6500	(212) 415-6500
(212) 355-4449